Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MOLEKULE, INC.

MOLEKULE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

ONE: The name of the corporation is Molekule, Inc. (the “Corporation”).

TWO: The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on November 23, 2021, and its Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on January 12, 2023 (as amended and currently in effect, the “Existing Certificate”).

THREE: The Corporation’s Board of Directors, acting in accordance with the provisions of Section 242 of the DGCL and Article XI Section 1 of the Existing Certificate, adopted resolutions approving the following amendment to the Company’s Existing Certificate:

Article I of the Corporation’s Existing Certificate is hereby amended to read in its entirety as follows:

“The name of the corporation is Molekule Group, Inc. (the “Corporation”).”

FOUR: All other provisions of the Existing Certificate will remain in full force and effect.

FIVE: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on January 12, 2023.

MOLEKULE, INC.

By:	/s/ Ryan Tyler
Name:	Ryan Tyler
Title:	Chief Financial Officer